EXHIBIT 28(m)(2)

MAXIM SERIES FUND, INC.

SECUREFOUNDATION PORTFOLIOS

DISTRIBUTION PLAN PURSUANT TO RULE 12B-1

Class G1 Shares

Article I. The Plan

This Distribution Plan (the “Plan”) sets forth the terms and conditions on which Maxim Series Fund, Inc., a series investment company (the “Fund”), on behalf of the SecureFoundation Portfolios of the Fund listed in Schedule A hereto, as may be amended from time to time (the “Portfolios”), will, after the effective date hereof, pay certain amounts to GWFS Equities, Inc. and each successor distributor of Class G1 shares of the Portfolios (the “Distributor”) in connection with the provision by the Distributor of certain services to the Portfolios and their Class G1 shareholders, as set forth herein. Certain of such payments by a Portfolio may, under Rule 12b-1 (the “Rule”) under the Investment Company Act of 1940, as amended (the “1940 Act”), be deemed to constitute the financing of distribution by the Portfolio of its Class G1 shares. This Plan describes all material aspects of such financing as contemplated by the Rule and shall be administered and interpreted, and implemented and continued, in a manner consistent with the Rule.

Article II. Distribution and Service Expenses

Each Portfolio shall pay to the Distributor a fee in the amount specified in Article III hereof as compensation for distribution of Class G1 shares and for providing or arranging for the provision of services to Class G1 shareholders. Such fee may be spent by the Distributor on any activities or expenses primarily intended to result in the sale of Class G1 shares of the Portfolio and/or for providing or arranging for the provision of services to the Portfolio’s Class G1 shareholders, including, but not limited to:

(a)	compensation to and expenses, including overhead and telephone expenses, of employees of Distributor engaged in the distribution of Class G1 shares;

(b)	printing and mailing of prospectuses, statements of additional information, and reports for prospective investors of Class G1 shares;

(c)	compensation to broker/dealers and other financial intermediaries to pay or reimburse them for their services or expenses in connection with the distribution or servicing of Class G1 shares;

(d)	expenses relating to the development, preparation, printing, and mailing of Fund advertisements, sales literature, and other promotional materials describing and/or relating to the Portfolio;

(e)	expenses of holding seminars and sales meetings designed to promote the distribution of Class G1 shares;

(f)	expenses of obtaining information and providing explanations to investors regarding Portfolio investment objectives and policies and other information about the Portfolio, including performance;

(g)	expenses of training sales personnel regarding the Portfolio;

(h)	expenses of compensating sales personnel in connection with the sale of Class G1 shares to the Portfolio; and

(i)	expenses of personal services and/or maintenance of shareholder accounts with respect to Class G1 shares attributable to such accounts.

Article III. Expenditures

The expenditures to be made by a Portfolio pursuant to this Plan, and the basis upon which such expenditures will be made, shall be determined by the Fund on behalf of the Portfolio, and such expenditures shall equal 10 basis points of the average daily net asset value of the Class G1 shares of the Portfolio (determined in accordance with the Fund’s prospectus as from time to time in effect) on an annual basis to cover distribution and/or shareholder services expenses. All such expenditures shall be calculated and accrued daily and paid monthly or at such intervals as the Board of Directors of the Fund (the “Board of Directors”) shall determine.

Article IV. Expenses Borne by the Portfolios

Notwithstanding any other provision of this Plan, a Portfolio may bear its respective expenses under any administrative services agreement, as from time to time in effect as set forth in the Fund’s current prospectus. Except as otherwise contemplated by this Plan, no Portfolio shall, directly or indirectly, engage in financing any activity which is primarily intended to result in the sale of shares of the Portfolio.

To the extent that any investment management and administration fees paid by a Portfolio might be considered as indirectly financing any activity which is primarily intended to result in the sale of the Portfolio’s shares, the payment by the Portfolio of such fees hereby is authorized under this Plan.

Article V. Approval by Shareholders

This Plan shall not take effect until it has been approved (a) by a vote of a majority of the outstanding voting Class G1 shares of each Portfolio, if adopted after any public offering of such securities or the sale of such securities to persons who are not affiliated persons of the Fund, affiliated persons of such persons, promoters of the Fund, or affiliated persons of such promoters, and (b) by a vote of the Board of Directors, as described in Article VI.

Article VI. Approval by Board of Directors

This Plan shall not take effect until it has been approved, together with any related agreements, by votes cast in person at a meeting called for the purpose of voting on this Plan and any such related agreements, of a majority of both (i) the Board of Directors and (ii) those Directors of the Fund who are not “interested persons” of the Fund and have no direct or indirect financial interest in the operation of this Plan or in any agreements related to this Plan (the “Independent Directors”).

Article VII. Continuance

This Plan and any related agreement shall continue in effect for a period of more than one year after it takes effect only for as long as such continuance is specifically approved at least annually in the manner described in Article VI.

Article VIII. Information

The Distributor (and any other person authorized to direct the disposition of monies paid or payable by a Portfolio pursuant to this Plan or any related agreement) shall provide to the Board of Directors, and the Directors shall review, at least quarterly, a written report of the amounts so expended pursuant to this Plan and the purposes for which such expenditures were made.

Article IX. Termination

This Plan may be terminated with respect to a Portfolio at any time (a) by vote of a majority of the Independent Directors, or (b) by vote of a majority of the outstanding voting Class G1 shares of the Portfolio.

Termination or discontinuance of the Plan with respect to one Portfolio shall not affect the continued effectiveness of this Plan with respect to the shares or classes of any other Portfolio.

Article X. Agreements

Each agreement with any person relating to implementation of this Plan shall be in writing, and each agreement related to this Plan shall provide:

(a)

That such agreement may be terminated with respect to a Portfolio at any time, without payment of any penalty, by vote of a majority of the Independent Directors or by vote of a majority of the outstanding voting Class G1 shares of the Portfolio, on not more than 60 days’ written notice to any other party to the agreement; and

(b)	That such agreement shall terminate automatically in the event of its assignment.

Article XI. Amendments

This Plan may not be amended to increase materially the amount to be spent for distribution with respect to a Portfolio without the approval of a majority of the outstanding voting Class G1 shares of the Portfolio. No material amendment to this Plan shall be effective unless it is approved by the Board of Directors in the manner described in Article VI.

Article XII. Preservation of Documents

The Fund shall preserve copies of this Plan (including any amendments thereto) and any related agreements and all reports made to the Board of Directors pursuant to Article VIII for a period of not less than six years from the date of this Plan, the first two years in an easily accessible place.

Article XIII. Fund Governance Standards

While this Plan is in effect, the Board of Directors shall satisfy the applicable provisions of the fund governance standards as defined in the Rule 0-1(a)(7) under the 1940 Act.

Article XIV. Defined Terms

As used in this Plan, the term “majority of the outstanding voting Class G1 shares” shall have the same meaning as the term “Majority of the outstanding voting securities” has in the 1940 Act, and the terms “affiliated person,” “assignment,” “interested person” and “promoter” shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

Adopted on August 11, 2009, as further adopted on October 11, 2010 (adding additional Portfolios as indicated on Schedule A), and April 11, 2012.

SCHEDULE A

SECUREFOUNDATION PORTFOLIOS

Maxim SecureFoundation® Balanced Portfolio*

Maxim SecureFoundation® Lifetime 2015 Portfolio*

Maxim SecureFoundation® Lifetime 2020 Portfolio^

Maxim SecureFoundation® Lifetime 2025 Portfolio*

Maxim SecureFoundation® Lifetime 2030 Portfolio^

Maxim SecureFoundation® Lifetime 2035 Portfolio*

Maxim SecureFoundation® Lifetime 2040 Portfolio^

Maxim SecureFoundation® Lifetime 2045 Portfolio*

Maxim SecureFoundation® Lifetime 2050 Portfolio^

Maxim SecureFoundation® Lifetime 2055 Portfolio*

*	Plan adopted on August 11, 2009
^	Plan adopted on October 11, 2010

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